Exhibit 99.1

For:	Cygne Designs, Inc.

Cygne Designs, Inc.
Roy Green, Chief Financial Officer
(212) 997-7767, ext. 242

CYGNE DESIGNS, INC. ANNOUNCES SECOND QUARTER

AND FIRST SIX MONTHS 2006 RESULTS

New York, New York, September 14, 2006-Cygne Designs, Inc. (NASDAQ: CYDS) today announced results of operations for the second quarter and six months ended July 31, 2006.

Net sales for the second quarter of 2006 were $45.1 million, an increase of $41.0 million from $4.1 million in the second quarter of 2005. $42.7 million of the increase in sales resulted from Cygne’s acquisition of the branded and private label denim business of Diversified Apparel Resources LLC (“DAR”) on July 31, 2005 and its acquisition of the private label denim business of Innovo Group, Inc. on May 12, 2006. The increase in sales was offset primarily by decreased non-denim sales. Gross profit for the second quarter of 2006 increased to $10.0 million compared to $0.3 million for the prior year period. Gross margins increased to 22.1% compared to 7.2% in the prior year period as a result of higher gross margins on sales stemming from the acquisition of product primarily sourced through a supply agreement with DAR for the second quarter. Net profit for the second quarter ended July 31, 2006 was $2,412,000 or $0.09 on a basic and diluted per share basis, compared to a net loss of $426,000 or $0.03 on a basic and diluted per share basis in the comparable prior period in 2005.

Net sales for the six months ended July 31, 2006 were $66.0 million, an increase of $56.4 million from $9.6 million in the six months ended July 30, 2005. $61.9 million of the increase in sales resulted from Cygne’s acquisition of the branded and private label denim business of Diversified Apparel Resources LLC (“DAR”) on July 31, 2005 and its acquisition of the private label denim business of Innovo Group, Inc. on May 12, 2006. The increase in sales was offset

CYGNE DESIGNS, INC. ANNOUNCES SECOND QUARTER

AND FIRST SIX MONTHS 2006 RESULTS

by decreased non-denim sales. Gross profit for the six months ended July 31, 2006 increased to $14.9 million compared to $0.9 million for the prior year period. Gross margins increased to 22.6% compared to 9.6% in the prior year period as a result of higher gross margins on sales stemming from the acquisition of product primarily sourced through a supply agreement with DAR for the six months ended July 31, 2006. Net profit for the six months ended July 31, 2006 was $1,828,000 or $0.07 on a basic and diluted per share basis, compared to a net loss of $617,000 or $0.05 on a basic and diluted per share basis in the comparable prior period in 2005. Cygne and its factor use EBITDA as a supplemental financial measure to assess the financial performance of its assets without regard to financing methods and capital structure. EBITDA should not be considered an alternative to net income, operating income and cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA excludes some items that affect net income and operating income. Since these items may vary among other companies, EBITDA as presented below may not be comparable to similarly titled measures of other companies. A reconciliation of EBITDA to net income (loss) is shown in the table below.

Reconciliation of EBITDA	Six Months Ended
	(In thousands)
	July 31, 2006	July 30, 2005
Net income	$1,828	$(617)
Depreciation and amortization of intangible assets	828	132
Interest expense (income) including amortization of the debt discount	2,583	(22)
Provision for income taxes	36	10

EBITDA	$5,275	$(497)

Cygne Designs, Inc. is a designer, merchandiser, manufacturer and distributor of branded and private label women’s denim, casual and career apparel with sales to retailers located in the United States.

Statements contained in this press release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. All

forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those projected. Such risks and uncertainties are discussed more fully in the Company’s Annual Report on Form 10-K for the year ended January 31, 2006 and the Company’s other filings with the Securities and Exchange Commission.

(Financial table to follow)

CYGNE DESIGNS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per share data)

	Quarters Ended		Six Months Ended
	July 31 2006	July 30 2005	July 31 2006	July 30 2005
Net sales	$45,116	$4,062	$66,011	$9,617
Cost of goods sold	35,140	3,770	51,071	8,693

Gross profit	9,976	292	14,940	924
Selling, general and administrative expenses	5,629	708	9,665	1,416
Depreciation and amortization	624	18	828	35
Provision for restructuring	—	—	—	102

Income (loss) from operations before interest and income taxes	3,723	(434)	4,447	(629)
Interest expense (income), net	1,293	(13)	2,583	(22)

Income (loss) from operations before income taxes	2,430	(421)	1,864	(607)
Provision for income taxes	18	5	36	10

Net income (loss)	$2,412	$(426)	$1,828	$(617)

Net income (loss) per share-basic and diluted	$0.09	$(0.03)	$0.07	$(0.05)

Weighted average common shares outstanding:
Basic	26,223	12,458	25,343	12,448

Diluted	26,223	12,458	25,343	12,448